EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Fourth-Quarter and Full-Year Results
Q4 Revenue and Margins improve YoY; Company Guides to Improved Profitability in 2023

Financial Summary
Q4 2022
•Revenue of $1.94 billion, up 9.2 percent year-over-year or up 13.9 percent in constant currency.
•GAAP earnings per share (EPS) of $0.74, up $4.71 year-over-year. Prior year Q4 GAAP EPS includes an after-tax non-cash goodwill impairment charge of $4.38 per share.
•Adjusted EPS of $0.89, up $0.55 year-over-year.
•Adjusted operating margin of 9.2 percent, up 440 basis points year-over-year.
•Operating cash flow of $186 million, down $12 million year-over-year.
•Free cash flow of $168 million, down $14 million year-over-year.

FY 2022
•Revenue of $7.11 billion, up 1.0 percent year-over-year, or up 4.8 percent in constant currency.
•GAAP loss per share of $2.15, up $0.41 year-over-year. Both the current year and prior year include after-tax non-cash goodwill impairment charges of $2.54 and $4.08 per share, respectively.
•Adjusted EPS of $1.12, down $0.39 year-over-year.
•Adjusted operating margin of 3.9 percent, down 140 basis points year-over-year.
•Operating cash flow of $159 million, down $470 million year-over-year.
•Free cash flow of $143 million, excluding a one-time product supply termination charge, down $418 million year-over-year.

NORWALK, Conn., Jan. 26, 2022 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2022 fourth-quarter and full-year results and guidance for 2023.

“Resilient demand and improvements in supply chain conditions drove solid Q4 growth in revenue and profits,” said Steve Bandrowczak, chief executive officer at Xerox. “Our employees and partners worked hard to deliver the highest level of revenue since the start of the pandemic, and I am proud of the focus and dedication which led to these results. As macroeconomic uncertainty extends through this year, we will continue working alongside our clients to develop and deploy essential workplace solutions and services, positioning Xerox for long-term growth in profitability.”

Fourth-Quarter Key Financial Results

(in millions, except per share data)	Q4 2022	Q4 2021	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,941	$1,777	$164	9.2 % AC 13.9% CC1
Gross Margin	34.8%	32.9%	190 bps
RD&E %	3.6%	4.2%	60 bps
SAG %	22.1%	23.8%	170 bps
Pre-Tax Income (Loss)	$146	$(711)	$857	NM
Pre-Tax Income (Loss) Margin	7.5%	(40.0)%	NM
Operating Income - Adjusted[1]	$178	$86	$92	107.0%
Operating Income Margin - Adjusted[1]	9.2%	4.8%	440 bps
GAAP Diluted Earnings (Loss) per Share	$0.74	$(3.97)	$4.71	NM
Diluted Earnings Per Share - Adjusted[1]	$0.89	$0.34	$0.55	161.8%

Full-Year Key Financial Results

(in millions, except per share data)	FY 2022	FY 2021	B/(W) YOY	% Change B/(W) YOY
Revenue	$7,107	$7,038	$69	1.0 % AC 4.8% CC1
Gross Margin	32.6%	34.1%	(150) bps
RD&E %	4.3%	4.4%	10 bps
SAG %	24.8%	24.4%	(40) bps
Pre-Tax Loss	$(328)	$(475)	$147	30.9%
Pre-Tax Loss Margin	(4.6)%	(6.7)%	210 bps
Operating Income - Adjusted[1]	$275	$375	$(100)	(26.7)%
Operating Income Margin - Adjusted[1]	3.9%	5.3%	(140) bps
GAAP Diluted Loss per Share	$(2.15)	$(2.56)	$0.41	16.0%
Diluted Earnings Per Share - Adjusted[1]	$1.12	$1.51	$(0.39)	(25.8)%
_____________________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures, and their reconciliation to the reported GAAP measures.

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing
(FITTLE).

Fourth-Quarter Segment Results

(in millions)	Q4 2022	Q4 2021	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,843	$1,659	$184	11.1%
Financing (FITTLE)	151	167	(16)	(9.6)%
Intersegment Elimination[1]	(53)	(49)	(4)	8.2%
Total Revenue	$1,941	$1,777	$164	9.2%
Profit
Print and Other	$183	$61	$122	NM
Financing (FITTLE)	(5)	25	(30)	(120.0)%
Total Profit	$178	$86	$92	107.0%

Full-Year Segment Results

(in millions)	FY 2022	FY 2021	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$6,667	$6,548	$119	1.8%
Financing (FITTLE)	610	695	(85)	(12.2)%
Intersegment Elimination[1]	(170)	(205)	35	(17.1)%
Total Revenue	$7,107	$7,038	$69	1.0%
Profit
Print and Other	$238	$293	$(55)	(18.8)%
Financing (FITTLE)	37	82	(45)	(54.9)%
Total Profit	$275	$375	$(100)	(26.7)%
___________
(1) Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other Segment for the lease of Xerox equipment placements.

2023 Guidance
•Revenue growth: flat to down low-single-digits in constant currency
•Adjusted Operating Margin: at least 4.7%
•Free cash flow: at least $500 million

Free cash flow guidance includes the net benefit of a receivable funding agreement recently signed with an affiliate of HPS Investment Partners. This agreement covers sales of primarily U.S. direct lease receivables.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes the Goodwill impairment charge as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax income (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.
Such factors include but are not limited to: the effects of pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the severity and persistence of global supply chain disruptions and inflation; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyberattacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation. Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporation’s combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views, visit http://www.linkedin.com/company/xerox, http://twitter.com/xerox, http://www.facebook.com/XeroxCorp, https://www.instagram.com/xerox/, http://www.youtube.com/XeroxCorp.
Xerox®® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2022	2021	2022	2021
Revenues
Sales	$851	$653	$2,800	$2,582
Services, maintenance and rentals	1,039	1,069	4,100	4,235
Financing	51	55	207	221
Total Revenues	1,941	1,777	7,107	7,038
Costs and Expenses
Cost of sales	572	476	2,002	1,862
Cost of services, maintenance and rentals	664	691	2,679	2,662
Cost of financing	30	26	108	111
Research, development and engineering expenses	69	75	304	310
Selling, administrative and general expenses	428	423	1,760	1,718
Goodwill impairment	—	781	412	781
Restructuring and related costs, net	24	(1)	65	38
Amortization of intangible assets	11	13	42	55
Other expenses, net	(3)	4	63	(24)
Total Costs and Expenses	1,795	2,488	7,435	7,513
Income (Loss) before Income Taxes & Equity Income(1)	146	(711)	(328)	(475)
Income tax expense (benefit)	24	(36)	(3)	(17)
Equity in net income of unconsolidated affiliates	—	1	3	3
Net Income (Loss)	122	(674)	(322)	(455)
Less: Net income attributable to noncontrolling interests	1	1	—	—
Net Income (Loss) Attributable to Xerox Holdings	$121	$(675)	$(322)	$(455)

Basic Earnings (Loss) per Share	$0.76	$(3.97)	$(2.15)	$(2.56)
Diluted Earnings (Loss) per Share	$0.74	$(3.97)	$(2.15)	$(2.56)
___________________________
(1) Referred to as “Pre-tax income (loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net Income (Loss)	$122	$(674)	$(322)	$(455)
Less: Net income attributable to noncontrolling interests	1	1	—	—
Net Income (Loss) Attributable to Xerox Holdings	121	(675)	(322)	(455)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	259	(19)	(377)	(141)
Unrealized gains (losses), net	17	(1)	(2)	(4)
Changes in defined benefit plans, net	(267)	367	(171)	489
Other Comprehensive Income (Loss), Net	9	347	(550)	344
Less: Other comprehensive loss, net attributable to noncontrolling interests	(1)	—	(1)	—
Other Comprehensive Income (Loss), Net Attributable to Xerox Holdings	10	347	(549)	344

Comprehensive Income (Loss), Net	131	(327)	(872)	(111)
Less: Comprehensive income (loss), net attributable to noncontrolling interests	—	1	(1)	—
Comprehensive Income (Loss), Net Attributable to Xerox Holdings	$131	$(328)	$(871)	$(111)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$1,045	$1,840
Accounts receivable (net of allowance of $52 and $58, respectively)	857	818
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	93	94
Finance receivables, net	1,061	1,042
Inventories	797	696
Other current assets	254	211
Total current assets	4,107	4,701
Finance receivables due after one year (net of allowance of $113 and $114, respectively)	1,948	1,934
Equipment on operating leases, net	235	253
Land, buildings and equipment, net	320	358
Intangible assets, net	208	211
Goodwill	2,820	3,287
Deferred tax assets	582	519
Other long-term assets	1,323	1,960
Total Assets	$11,543	$13,223
Liabilities and Equity
Short-term debt and current portion of long-term debt	$860	$650
Accounts payable	1,331	1,069
Accrued compensation and benefits costs	258	239
Accrued expenses and other current liabilities	881	871
Total current liabilities	3,330	2,829
Long-term debt	2,866	3,596
Pension and other benefit liabilities	1,175	1,373
Post-retirement medical benefits	184	277
Other long-term liabilities	411	481
Total Liabilities	7,966	8,556

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	156	168
Additional paid-in capital	1,588	1,802
Treasury stock, at cost	—	(177)
Retained earnings	5,136	5,631
Accumulated other comprehensive loss	(3,537)	(2,988)
Xerox Holdings shareholders’ equity	3,343	4,436
Noncontrolling interests	10	7
Total Equity	3,353	4,443
Total Liabilities and Equity	$11,543	$13,223

Shares of common stock issued	155,781	168,069
Treasury stock	—	(8,675)
Shares of Common Stock Outstanding	155,781	159,394

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Cash Flows from Operating Activities
Net Income (Loss)	$122	$(674)	$(322)	$(455)

Adjustments required to reconcile Net income (loss) to Cash flows provided by operating activities
Depreciation and amortization	65	78	270	327
Provisions	17	8	65	46
Net gain on sales of businesses and assets	(39)	—	(56)	(40)
Stock-based compensation	12	10	75	54
Goodwill impairment	—	781	412	781
Restructuring and asset impairment charges	18	(1)	62	27
Payments for restructurings	(14)	(11)	(52)	(72)
Non-service retirement-related costs	6	(25)	(12)	(89)
Contributions to retirement plans	(18)	(41)	(124)	(160)
Decrease (increase) in accounts receivable and billed portion of finance receivables	—	71	(48)	41
(Increase) decrease in inventories	(7)	78	(143)	88
Increase in equipment on operating leases	(38)	(37)	(112)	(129)
(Increase) decrease in finance receivables	(131)	(13)	(141)	20
(Increase) decrease in other current and long-term assets	(9)	4	27	68
Increase in accounts payable	80	44	278	118
Increase (decrease) in accrued compensation	5	(11)	34	9
Increase in other current and long-term liabilities	82	9	9	89
Net change in income tax assets and liabilities	27	(68)	(54)	(79)
Net change in derivative assets and liabilities	(12)	3	(22)	2
Other operating, net	20	(7)	13	(17)
Net cash provided by operating activities	186	198	159	629
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(18)	(16)	(57)	(68)
Proceeds from sales of businesses and assets	38	5	87	44
Acquisitions, net of cash acquired	—	(15)	(93)	(53)
Other investing, net	(3)	(5)	(15)	(8)
Net cash provided by (used in) investing activities	17	(31)	(78)	(85)
Cash Flows from Financing Activities
Net payments on debt	(24)	(75)	(529)	(208)
Dividends	(43)	(49)	(174)	(206)
Payments to acquire treasury stock, including fees	—	(388)	(113)	(888)
Other financing, net	—	(5)	(6)	(8)
Net cash used in financing activities	(67)	(517)	(822)	(1,310)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(3)	(29)	(16)
Increase (decrease) in cash, cash equivalents and restricted cash	138	(353)	(770)	(782)
Cash, cash equivalents and restricted cash at beginning of period	1,001	2,262	1,909	2,691
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,139	$1,909	$1,139	$1,909

Fourth Quarter 2022 Overview
2022 was a challenging year as revenue and profitability was impacted by an uncertain and unpredictable macroeconomic environment, which included increasing inflation and higher interest rates, supply chain challenges, currency disruption and a war in Ukraine. Despite these challenges, fourth quarter 2022 revenue grew in actual and constant currency1 for the first time since the second quarter of 2021, due to strong demand for our products and services and improved product supply and mix.

Equipment sales revenue of $554 million in fourth quarter 2022 increased 44.3% in actual currency and 49.0% in constant currency1 as compared to the prior year. Equipment sales revenue growth was driven by better availability of product across all categories and regions, particularly for higher margin A3 devices in the Americas region. The sequential growth in equipment sales revenue mirrored the decline in equipment backlog2, revealing strong order activity amid an uncertain macroeconomic backdrop. Equipment sales revenue outpaced installations this quarter due to favorable product mix and the benefits of recent pricing actions. Installation growth was strongest for mid-range products and color A4 multifunction machines. Post-sale revenue declined 0.4% in actual currency and increased 4.2% in constant currency1. Growth in constant currency1 this quarter was driven by IT Services, which includes the acquisition of Powerland, and growth in supplies and paper. Contractual print services3 revenue growth accelerated modestly this quarter in constant currency, aided by recent pricing actions and the acquisition of Go Inspire.

Pre-tax income and adjusted1 operating income were both higher year-over-year, primarily due to increased equipment sales revenue, improved product and geography mix and lower logistics costs, partially offset by higher bad debt expense. We expect profitability to improve further in 2023 as we realize the benefits of price and cost actions taken in 2022, further improvements in product availability, lower logistics costs and additional operating efficiencies.

Total Revenue is expected to be flat to down low-single-digits in constant currency1 in 2023. In 2023 we expect adjusted1 operating income margin to be at least 4.7%, an 80 basis point increase over 2022 levels and we expect to generate at least $500 million of free cash flow1, which reflects the benefits of our Financing (FITTLE) segment’s receivable funding agreement.

Reportable Segment Change
During the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing (FITTLE) to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, prior period reportable segment results and related disclosures have been conformed to reflect the Company’s current reportable segments.

__________________
(1)Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT services offerings. Fourth quarter 2022 backlog of $246 million excludes sales orders from Russia and Powerland Computers, Ltd., which was acquired in the first quarter of 2022. Backlog in Q2-22 and prior was revised to conform to current reporting methodology.
(3)Includes revenue from services, maintenance and rentals.

Financial Review
Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Equipment sales	$554	$384	44.3%	49.0%	29%	22%
Post sale revenue	1,387	1,393	(0.4)%	4.2%	71%	78%
Total Revenue	$1,941	$1,777	9.2%	13.9%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Sales	$851	$653	30.3%	34.7%
Less: Supplies, paper and other sales	(297)	(269)	10.4%	14.2%
Equipment Sales	$554	$384	44.3%	49.0%

Services, maintenance and rentals	$1,039	$1,069	(2.8)%	1.9%
Add: Supplies, paper and other sales	297	269	10.4%	14.2%
Add: Financing	51	55	(7.3)%	(1.4)%
Post Sale Revenue	$1,387	$1,393	(0.4)%	4.2%

Segments
Print and Other	$1,843	$1,659	11.1%		95%	93%
Financing (FITTLE)	151	167	(9.6)%		8%	10%
Intersegment elimination (1)	(53)	(49)	8.2%		(3)%	(3)%
Total Revenue(2)	$1,941	$1,777	9.2%		100%	100%

Go-to-Market Operations
Americas	$1,277	$1,096	16.5%	17.4%	66%	62%
EMEA	619	636	(2.7)%	8.6%	32%	36%
Other	45	45	—%	—%	2%	2%
Total Revenue(2)	$1,941	$1,777	9.2%	13.9%	100%	100%
`____________________________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing (FITTLE) segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2022	2021	B/(W)
Gross Profit	$675	$584	$91
RD&E	69	75	6
SAG	428	423	(5)

Equipment Gross Margin	31.6%	22.0%	9.6	pts.
Post sale Gross Margin	36.1%	35.8%	0.3	pts.
Total Gross Margin	34.8%	32.9%	1.9	pts.
RD&E as a % of Revenue	3.6%	4.2%	0.6	pts.
SAG as a % of Revenue	22.1%	23.8%	1.7	pts.

Pre-tax Income (Loss) (1)	$146	$(711)	$857
Pre-tax Income (Loss) Margin	7.5%	(40.0)%	47.5	pts.

Adjusted(2) Operating Profit	$178	$86	$92
Adjusted(2) Operating Income Margin	9.2%	4.8%	4.4	pts.
____________________________
(1) Fourth quarter 2021 includes a pre-tax non-cash goodwill impairment charge of $781 million.
(2) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2022	2021
Non-financing interest expense	$18	$25
Interest income	(3)	(1)
Non-service retirement-related costs	6	(25)
Gains on sales of businesses and assets	(39)	—
Currency losses, net	11	1
All other expenses, net	4	4
Other expenses, net	$(3)	$4

Segment Review

	Three Months Ended December 31,
(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit (Loss)	Segment Margin(2)
2022
Print and Other	$1,793	$50	$1,843	92%	$183	10.2%
Financing (FITTLE)	148	3	151	8%	(5)	(3.4)%
Total	$1,941	$53	$1,994	100%	$178	9.2%

2021
Print and Other	$1,613	$46	$1,659	91%	$61	3.8%
Financing (FITTLE)	164	3	167	9%	25	15.2%
Total	$1,777	$49	$1,826	100%	$86	4.8%
_____________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing (FITTLE) segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended December 31,
(in millions)	2022	2021	% Change
Equipment sales	$548	$378	45.0%
Post sale revenue	1,245	1,235	0.8%
Intersegment net revenue (1)	50	46	8.7%
Total Print and Other Revenue	$1,843	$1,659	11.1%
___________________________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing (FITTLE) segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Entry	$79	$76	3.9%	8.6%	14%	20%
Mid-range	369	214	72.4%	77.5%	67%	56%
High-end	100	86	16.3%	19.9%	18%	22%
Other	6	8	(25.0)%	(25.0)%	1%	2%
Equipment Sales (1),(2)	$554	$384	44.3%	49.0%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes $6 million of equipment sales related to the Financing (FITTLE) segment for the three months ended December 31, 2022 and 2021, respectively.

Financing (FITTLE)
Financing (FITTLE) represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended December 31,
(in millions)	2022	2021	% Change
Equipment sales	$6	$6	—%
Financing	51	55	(7.3)%
Other Post sale revenue (1)	91	103	(11.7)%
Intersegment net revenue(2)	3	3	—%
Total Financing (FITTLE) Revenue	$151	$167	(9.6)%
___________________________
(1)Other Post sale revenue includes operating lease/rental revenues as well as lease renewal and fee income.
(2)Reflects net revenue, primarily commissions and other payments, made by the Financing (FITTLE) segment to the Print and Other segment for the lease of Xerox equipment placements.

2021 Segment Review
The following are our 2021 results that correspond, for comparison purposes, to the new segment reporting in 2022.

(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
Q1 2021
Print and Other	$1,533	$48	$1,581	90%	$71	4.6%
Financing (FITTLE)	177	3	180	10%	18	10.2%
Total	$1,710	$51	$1,761	100%	$89	5.2%

Q2 2021
Print and Other	$1,619	$53	$1,672	90%	$111	6.9%
Financing (FITTLE)	174	3	177	10%	15	8.6%
Total	$1,793	$56	$1,849	100%	$126	7.0%

Q3 2021
Print and Other	$1,590	$46	$1,636	91%	$50	3.1%
Financing (FITTLE)	168	3	171	9%	24	14.3%
Total	$1,758	$49	$1,807	100%	$74	4.2%

Q4 2021
Print and Other	$1,613	$46	$1,659	91%	$61	3.8%
Financing (FITTLE)	164	3	167	9%	25	15.2%
Total	$1,777	$49	$1,826	100%	$86	4.8%

2021
Print and Other	$6,355	$193	$6,548	90%	$293	4.6%
Financing (FITTLE)	683	12	695	10%	82	12.0%
Total	$7,038	$205	$7,243	100%	$375	5.3%
_____________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing (FITTLE) segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.

Such factors include but are not limited to: the effects of pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the severity and persistence of global supply chain disruptions and inflation; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyberattacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation. Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporation’s combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the fourth quarter 2022 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Net Income (Loss) and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
•Other discrete, unusual or infrequent items: We exclude these items, when applicable, given their discrete, unusual or infrequent nature and their impact on our results for the period.
◦Non-cash goodwill impairment charge

◦Contract termination cost - product supply
◦Accelerated share vesting - stock compensation expense associated with the accelerated vesting of all outstanding equity awards, according to the terms of the award agreement, in connection with the passing of Xerox Holding's former CEO.
◦Loss on extinguishment of debt
Adjusted Operating Income (Loss) and Margin
We calculate and utilize adjusted operating income (loss) and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.

Net Income (Loss) and EPS reconciliation:

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
(in millions, except per share amounts)	Net Income	Diluted EPS	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS	Net (Loss) Income		Diluted EPS
Reported(1)	$121	$0.74	$(675)	$(3.97)	$(322)	$(2.15)	$(455)		$(2.56)
Adjustments:
Goodwill impairment	—		781		412		781
Restructuring and related costs, net	24		(1)		65		38
Amortization of intangible assets	11		13		42		55
Non-service retirement-related costs	6		(25)		(12)		(89)
Contract termination cost - product supply	—		—		33		—
Accelerated share vesting	—		—		21		—
Loss on extinguishment of debt	1		—		5		—
Income tax on adjustments(2)	(17)		(31)		(55)		(37)
Adjusted	$146	$0.89	$62	$0.34	$189	$1.12	$293	$293.00	$1.51

Dividends on preferred stock used in adjusted EPS calculation(3)		$—		$3		$14			$14
Weighted average shares for adjusted EPS(3)		165		173		157			185
Fully diluted shares at end of period(4)		165
____________________________

(1)Net income (loss) and EPS attributable to Xerox Holdings. Fourth quarter and full year 2021 Net (loss) and EPS include an after-tax non-cash goodwill impairment charge of $750 million, or $4.38 per share and $4.08 per share, respectively. Full year 2022 Net (loss) and EPS include an after-tax non-cash goodwill impairment charges of $395 million or $2.54 per share.
(2)Refer to Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with Xerox Holdings Corporation's Series A Convertible preferred stock.
(4)Common shares outstanding at December 31, 2022 and potential dilutive common shares used for the calculation of adjusted diluted EPS for the fourth quarter 2022. Includes shares associated with our Series A convertible preferred stock, all of which were dilutive for the fourth quarter 2022.

Effective Tax Rate reconciliation:

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$146	$24	16.4%	$(711)	$(36)	5.1%
Goodwill impairment	—	—		781	31
Other Non-GAAP adjustments(2)	42	17		(13)	—
Adjusted(3)	$188	$41	21.8%	$57	$(5)	(8.8)%

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$(328)	$(3)	0.9%	$(475)	$(17)	3.6%
Goodwill impairment	412	17		781	31
Other Non-GAAP Adjustments(2)	154	38		4	6
Adjusted(3)	$238	$52	21.8%	$310	$20	6.5%
____________________________
(1)Pre-tax income (loss) and income tax expense (benefit).
(2)Refer to Net Income (Loss) and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.
Operating Income (Loss) and Margin reconciliation:

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$146	$1,941	7.5%	$(711)	$1,777	(40.0)%
Adjustments:
Goodwill impairment	—			781
Restructuring and related costs, net	24			(1)
Amortization of intangible assets	11			13
Other expenses, net	(3)			4
Adjusted	$178	$1,941	9.2%	$86	$1,777	4.8%

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(328)	$7,107	(4.6)%	$(475)	$7,038	(6.7)%
Adjustments:
Goodwill impairment	412			781
Restructuring and related costs, net	65			38
Amortization of intangible assets	42			55
Accelerated share vesting	21			—
Other expenses, net	63			(24)
Adjusted	$275	$7,107	3.9%	$375	$7,038	5.3%
___________________________
(1) Pre-tax income (loss).
Free Cash Flow reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022		2021
Reported(1)	$186	$198	$159		$629
Less: capital expenditures	18	16	57		68
Free Cash Flow	$168	$182	$102	$102	$561
Add: one-time contract termination charge - product supply	—	—	41		—
Free Cash Flow - Adjusted	$168	$182	$143		$561
____________________________
(1)Net cash provided by operating activities.

GUIDANCE:
Operating Income and Margin:

	FY 2023
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $200	~ $7,100	~ 2.8%
Adjustments:
Restructuring and related costs, net	75
Amortization of intangible assets	40
Other expenses, net	20
Adjusted	~ $335	~ $7,100	At least 4.7%
____________________________
(1)Pre-tax income and revenue.
(2)Full-year revenue is estimated to be flat to down low-single-digits, in constant currency. Revenue of $7.1 billion reflects the high end of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.

Free Cash Flow

(in millions)	FY 2023
Operating Cash Flow (1)	At least $550
Less: capital expenditures	50
Free Cash Flow	At least $500
____________________________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Earnings (Loss) per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Basic Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$121	$(675)	$(322)	$(455)
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net income (loss) available to common shareholders	$118	$(678)	$(336)	$(469)
Weighted average common shares outstanding	156,155	171,045	156,006	183,168

Basic Earnings (Loss) per Share	$0.76	$(3.97)	$(2.15)	$(2.56)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Attributable to Xerox Holdings	$121	$(675)	$(322)	$(455)
Accrued dividends on preferred stock	—	(3)	(14)	(14)
Adjusted net income (loss) available to common shareholders	$121	$(678)	$(336)	$(469)
Weighted average common shares outstanding	156,155	171,045	156,006	183,168
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	1,732	—	—	—
Convertible preferred stock	6,742	—	—	—
Adjusted weighted average common shares outstanding	164,629	171,045	156,006	183,168

Diluted Earnings (Loss) per Share	$0.74	$(3.97)	$(2.15)	$(2.56)

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	586	612	586	612
Restricted stock and performance shares	3,218	5,979	4,950	5,979
Convertible preferred stock	—	6,742	6,742	6,742
Total Anti-Dilutive Securities	3,804	13,333	12,278	13,333

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Reportable Segments:
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate.

Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. Our product groupings range from:

•“Entry”, which includes A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production monochrome and color segments serving centralized print centers, print for pay and lower volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.

Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from the Financing (FITTLE) segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.

The Financing (FITTLE) segment provides leasing solutions through either bundled or unbundled lease agreements of Xerox and non-Xerox products. These leasing solutions support a wide range of customers, from government to graphic communications and SMB to Enterprise as well as financing for direct channel customer purchases of both Xerox and non-Xerox equipment. Segment revenues primarily include financing income on sales-type leases, operating lease income (including month to month rentals and extensions) and leasing fees.

Geographic Sales Channels

We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:

•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to Fuji Xerox as well as royalties and licensing revenue.

These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.
.